UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

November 19, 2009
Date of Report (Date of earliest event reported)

DELTA NATURAL GAS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Kentucky	0-8788	61-0458329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3617 Lexington Road, Winchester, Kentucky		40391
(Address of principal executive offices)		(Zip Code)

859-744-6171
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2009, at the 2009 Annual Meeting of Shareholders of Delta Natural Gas Company, Inc., our shareholders adopted and approved the Delta Natural Gas Company, Inc. Incentive Compensation Plan (the “Plan”), which was previously approved by our Board of Directors on August 21, 2009, subject to shareholder approval.  The Plan, which provides for incentive compensation payable in stock, restricted stock and stock bonus awards, was approved and recommended to our Board of Directors by our Corporate Governance and Compensation Committee of the Board of Directors.  The Plan, which becomes effective on January 1, 2010, is administered by our Corporate Governance and Compensation Committee, which has complete discretion in determining our employees, officers and outside directors who shall be eligible to participate in the Plan, as well as the type, amount, terms and conditions of each award, subject to the limitations of the Plan.

The purpose of the Plan is to promote our interests and the interests of our shareholders through (a) the attraction and retention of employees and directors essential to our success, and (b) the motivation of employees and directors using performance-related incentives linked to performance goals and the interests of us and our shareholders and (c) enabling such individuals to share in our growth and success.

The number of shares of our common stock which may be issued pursuant to the Plan may not exceed in the aggregate 500,000 shares.

This summary of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Appendix A to the Company’s Definitive Proxy for its 2009 Annual Shareholder Meeting filed with the Securities and Exchange Commission on September 25, 2009.  In addition, a more detailed summary of the Plan can be found in such Definitive Proxy Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA NATURAL GAS COMPANY, INC.

Date: November 23, 2009	By:	/s/John B. Brown
John B. Brown
Chief Financial Officer, Treasurer and Secretary